EXHIBIT 5

[DORSEY & WHITNEY LLP LETTERHEAD]

Global Nutrition Solutions, Inc.

c/o Cargill, Incorporated

Mailstop: Lake

15615 McGinty Road West

Wayzata, Minnesota 55391

Re: Global Nutrition Solutions, Inc./Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Global Nutrition Solutions, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance by the Company of up to 143,044,670 shares of common stock of the Company, par value $.01 per share, and up to 2,750,000 shares of 7.50% Mandatory Convertible Preferred Shares of the Company, par value $.01 per share (together with the shares of common stock, the “Shares”), that are to be issued in connection with the merger of IMC Global Inc. with a subsidiary of the Company (the “Merger”), as described in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon statements and representations of officers and other representatives of the Company and others and upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be issued in connection with the Merger as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the Shares to be issued by the Company in the Merger have been duly authorized and, when issued in accordance with the terms of the Merger and Contribution Agreement as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the laws of the State of Minnesota and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement.

Dated: April 8, 2004

Very truly yours,

/s/ Dorsey & Whitney LLP

RAK